Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Olin Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-17269; 33-52681; 333-54308; 333-56690; and 333-98193) on Form S-8 of Olin Corporation of our report dated June 21, 2004, relating to the statement of net assets available for plan benefits of the Olin Corporation Contributing Employee Ownership Plan as of December 31, 2003, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2004 annual report on Form 11-K of the Olin Corporation Contributing Employee Ownership Plan.

Stamford, Connecticut

June 28, 2005